Exhibit 10.13

STOCK PURCHASE AGREEMENT

BETWEEN

NOVA LIFESTYLE, INC.

AND

JUN ZHANG

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF PURCHASER	21
6.1	Organization and Good Standing	21
6.2	Authorization of Agreement	21
6.3	Conflicts; Consents of Third Parties	21
6.4	Litigation	22
6.5	Investment Intention	22
6.6	Financial Advisors	22

ARTICLE VII	COVENANTS	22
7.1	Consents	22
7.2	Further Assurances	22
7.3	Non-Competition; Non-Solicitation; Confidentiality	22
7.4	Use of Name	24
7.5	Transfer of Miscellaneous Assets	24
7.6	Shareholder Release	24

ARTICLE VIII	INDEMNIFICATION	25
8.1	Survival of Representations and Warranties	25
8.2	Indemnification	25
8.3	Indemnification Procedures	26
8.4	Limitations on Indemnification for Breaches of Representations and Warranties	27
8.5	Tax Matters	27
8.6	Tax Treatment of Indemnity Payments	29

ARTICLE IX	MISCELLANEOUS	29
9.1	Expenses	29
9.2	Specific Performance	30
9.3	Submission to Jurisdiction; Consent to Service of Process; Arbitration	30
9.4	Entire Agreement; Amendments and Waivers	30
9.5	Governing Law	30
9.6	Notices	30
9.7	Severability	31
9.8	Binding Effect; Assignment	31
9.9	Non-Recourse	32
9.10	Counterparts; Signatures	32
9.11	Construction	32
9.12	Attorneys’ Fees	32

Schedules

Schedule 3.2(a)	Wire Transfer Instructions
Schedule 5.11	Taxes
Schedule 5.12(a)	Real Property Leases
Schedule 5.13(a)	Fixed Assets
Schedule 5.13(b)	Personal Property Leases
Schedule 5.14(a) and (a)(i)	Intellectual Property
Schedule 5.14(b)(i)	Licensed Patent
Schedule 5.14(d)	Royalty Obligation
Schedule 5.14(e)	Licenses and Indemnification
Schedule 5.14(m)	Licensed Software
Schedule 5.14(n)	Domain Names
Schedule 5.15	Material Contracts
Schedule 5.16(a)	Employee Benefit Plans
Schedule 5.17	Employees and Consultants
Schedule 5.19	Permits
Schedule 5.20	Environmental Matters
Schedule 5.21	Insurance
Schedule 5.23	Accounts and Notes Receivable
Schedule 5.24	Related Party Transactions
Schedule 5.25	Customers and Suppliers

Exhibit A  Fixed Assets

[Exhibits and Schedules Intentionally Omitted]

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated August 31, 2011 (the “Agreement”), is entered into by and between NOVA LIFESTYLE, INC., a Nevada corporation (“Purchaser ”), and Jun Zhang, an individual resident of the State of California (the “Shareholder”).

W I T N E S S E T H:

WHEREAS, the Shareholder owns 20,000 shares of the common stock (“Common Stock”), $0.00 par  value per share (the “Shares”), of Diamond Bar Outdoors, Inc., a California corporation (the “ Company ”), which constitutes all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, the Shareholder desires to sell to Purchaser, and Purchaser desires to purchase from the Shareholder, the Shares for the purchase price and upon the terms and conditions hereinafter set forth; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

 1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq. ), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq. ), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq. ), the Clean Water Act (33 U.S.C. § 1251 et seq. ), the Clean Air Act (42 U.S.C. § 7401 et seq. ) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq. ), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq. ), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq. ), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Company.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) the liquidation value of all redeemable preferred stock of such Person; (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all intellectual property rights owned, filed, practiced or used by the Company arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “ Patents ”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “ Marks ”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “ Copyrights ”), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “ Trade Secrets ”), and (v) all Software and Technology of the Company.

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Intellectual Property, and (ii) any grant to the Company of a right to use a third Person’s intellectual property rights which is necessary for the use of any Intellectual Property.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to any Person, the knowledge after reasonable investigation of the officers, directors, partners or comparable representatives of such Person or, in the case of an individual, of such individual.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company, (ii) a material adverse effect on the financial, banking, capital markets or general economic conditions, (iii) a material adverse effect on the value of the Company, (iv) changes in general economic, regulatory or political conditions, or securities markets in the United States or worldwide or any outbreak of hostilities, terrorist activities or war, or any material worsening of any such hostilities, activities or war underway as of the date hereof or (v) a material adverse effect on the ability of the Company or the Shareholder to consummate the transactions contemplated by this Agreement or perform their respective obligations under this Agreement or the Shareholder Documents.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company or the property so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law; and (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all income, net income, gross receipts, capital, sales, use, ad valorem, value added, alternative or add-on minimum, gross margin, transfer, franchise, registration, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, windfall profits, environmental, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(b) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Recitals
Balance Sheet	5.8(a)
Balance Sheet Date	5.8(a)
Closing	4.1
Closing Date	4.1
Common Stock	5.4(a)
Company Marks	7.4
Company Plans	5.16(a)
Confidential Information	7.3(c)
Copyrights	1.1 (in Intellectual Property definition)
Domain Names	5.14(n)
Employees	5.16(a)
Expenses	8.2(a)
Financial Statements	5.8(a)
Indemnification Claim	8.3
Losses	8.2(a)(i)
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.15
Multiemployer Plan	5.16(a)
Patents	1.1 (in Intellectual Property definition)

Personal Property Leases	5.13(b)
Purchase Price	3.1
Purchaser	Recitals
Purchaser Documents	6.2
Purchaser Indemnified Parties	8.2(a)
Real Property Leases	5.12(a)
Restricted Business	7.3(a)
Restricted Territory	7.3(a)
Securities Act	6.5
Shareholder	Recitals
Shareholder Documents	5.2(a)
Shareholder Indemnified Parties	8.2(b)
Shares	Recitals
Straddle Period	8.5(c)
Survival Period	8.1
Tax Claim	8.5(e)(i)
Title IV Plans	5.16(a)
Trade Secrets	1.1 (in Intellectual Property definition)

(c) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

ARTICLE II

SALE AND PURCHASE OF SHARES

 2.1 Sale and Purchase of Shares.

Upon the terms and subject to the conditions contained herein, on the Closing Date, the Shareholder agrees to sell to Purchaser, and Purchaser agrees to purchase from the Shareholder, 20,000 Shares of the Company constituting 100% of all of the issued and outstanding shares of Common Stock of the Company.

ARTICLE III

CONSIDERATION

 3.1 Consideration.

The aggregate consideration for the Shares shall be an amount in cash equal to Four Hundred and Fifty Thousand Dollars $450,000.00 (the “Purchase Price”).

 3.2 Payment of Purchase Price.

(a) On the Closing Date, Purchaser shall pay an amount in U.S. Dollars equal to the Purchase Price to the Shareholder by wire transfer of immediately available funds in accordance with wire instructions set forth on Schedule 3.2(a) .

ARTICLE IV

CLOSING AND TERMINATION

 4.1 Closing Date.

The closing of the sale and purchase of the Shares provided for in Section 2.1  hereof (the “ Closing ”) shall take place at the offices of the Company or the Company’s counsel (or at such other place as the parties may designate in writing) at 11:00 a.m. (Pacific time) on August 31, 2011. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder hereby represents and warrants to Purchaser that:

 5.1 Organization and Good Standing.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

 5.2 Authorization of Agreement.

(a) The Shareholder is over 18 years of age and is of sound mind and has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by any of them in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “ Shareholder Documents ”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Shareholder Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of the Shareholder. This Agreement has been, and the Shareholder Documents will be at or prior to the Closing, duly and validly executed and delivered by the Shareholder and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Shareholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Shareholder, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

 5.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by the Shareholder of this Agreement or the Shareholder Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Shareholder with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under, any provision of (i) the articles of incorporation and by-laws of the Company; (ii) any Contract, or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound; (iii) any Order of any Governmental Body applicable to the Company or any of the properties or assets of the Company as of the date hereof; or (iv) any applicable Law.

(b) None of the execution and delivery by the Shareholder of this Agreement or the Shareholder Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by any of them with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the articles of incorporation and by-laws or comparable organizational documents of the Shareholder; (ii) any Contract, or Permit to which the Shareholder is a party or by which any of the properties or assets of the Shareholder are bound; (iii) any Order of any Governmental Body applicable to the Shareholder or by which any of the properties or assets of the Shareholder are bound; or (iv) any applicable Law.

(c)  No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or the Shareholder in connection with (i) the execution and delivery of this Agreement or the Shareholder Documents, the compliance by the Company and the Shareholder with any of the provisions hereof, or the consummation of the transactions contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company.

 5.4 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock. As of the date hereof, there are 20,000 shares of Common Stock issued and outstanding and no shares of Common Stock are held by the Company as treasury stock. All of the issued and outstanding shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.

(b) There is no existing option, warrant, call, right or Contract of any character to which the Shareholder or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. None of the Shareholder or the Company is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock or other equity securities of the Company.

 5.5 Subsidiaries.

The Company does not have, and has never had, any Subsidiaries, and does not own, and has never owned, an equity interest in any Person.

 5.6 Corporate Records.

(a) The Shareholder has delivered to Purchaser true, correct and complete copies of the articles of incorporation and by-laws of the Company.

(b) The minute books or comparable records of the Company have been previously made available to Purchaser and contain true, correct and complete records of all meetings and accurately reflect all other corporate action by the Shareholder and the board of directors of the Company. The stock certificate books and transfer ledgers of the Company have been previously made available to Purchaser and are true, correct and complete.

 5.7 Ownership and Transfer of Shares.

The Shareholder is the record and beneficial owner of all of the Shares, free and clear of any and all Liens. The Shareholder has the requisite power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Shares, free and clear of any and all Liens.

 5.8 Financial Statements.

(a) The Shareholder has delivered to Purchaser copies of (i) the consolidated balance sheets of the Company as of December 31, 2010 and the related consolidated statements of income and of cash flows of the Company for the year then ended and (ii) the consolidated balance sheet of the Company as of June 30, 2011 and the related consolidated statement of income and of cash flows of the Company for the six-month period then ended (such statements, including the related notes and schedules thereto, are referred to herein as the “ Financial Statements ”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly the consolidated financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated therein.

For the purposes hereof, the consolidated balance sheet of the Company as at June 30, 2011 is referred to as the “Balance Sheet ” and June 30, 2011 is referred to as the “ Balance Sheet Date .”

(b) The Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their respective assets. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

 5.9 No Undisclosed Liabilities.

The Company has no Indebtedness, obligations or Liabilities of any kind other than those (i) fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or (ii) immaterial to the Company and incurred in the Ordinary Course of Business since the Balance Sheet Date.

 5.10 Absence of Certain Developments.

Since the Balance Sheet Date (i) the Company has conducted its business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

 5.11 Taxes.

(a) (i) All Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all respects; and (ii) all Taxes payable by or on behalf of the Company (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company.

(b) The Company has complied with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely filed all returns and forms and withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) Purchaser has received complete copies of (i) all federal, state, local and foreign income, gross margin or franchise Tax Returns of the Company relating to the taxable periods ending after December 31, 2007 and (ii) any audit report issued relating to any Taxes due from or with respect to the Company with respect to which the statute of limitations has not expired.

(d) No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor have the Shareholder or the Company received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of the Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f) Neither the Company, nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company, (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company, (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (v) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (vi) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g) No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(h) The Shareholder is not a foreign person within the meaning of Section 1445 of the Code.

(i) The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser or the Company by reason of Section 280G of the Code.

(k) The Company is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(l) There are no liens as a result of any unpaid Taxes upon any of the assets of the Company.

(m) The Company has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes.

(n) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(o) There is no taxable income of the Company that will be required under applicable Tax Law to be reported by Purchaser or any of its Affiliates, including the Company, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(p) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(q) The Company has not been a party to any “reportable transaction” as defined in Section 6707(c)(g) of the Code or Reg. 1.6011-4(b).

(r) The Company does not have, and has never had, a permanent establishment in any country other than the United States, and the Company has not engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(s) The unpaid Taxes of the Company (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the Balance Sheet Date, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

 5.12 Real Property.

(a) The Company does not own any real property or any interest in real property. Schedule 5.12(a) sets forth a complete list of all real property and interests in real property leased by the Company (individually, a “ Real Property Lease ” and collectively, the “ Real Property Leases ”) as lessee or lessor. The Real Property Leases constitute all interests in real property currently used or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted. The properties subject to the Real Property Leases and all fixtures and improvements thereon are in good operating condition and repair (subject to normal wear and tear). The Shareholder has delivered or otherwise made available to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto, and any other real property leases that the Company has been a party to within the last five years.

(b) The Company has a valid and enforceable leasehold interest under the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Real Property Leases are in full force and effect, and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any Real Property Lease and, to the Knowledge of the Company, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c) The Company has all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of the properties subject to the Real Property Leases, and the Company has fully complied with all material conditions of the Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(d) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect the properties subject to the Real Property Leases or any part thereof, and the Company has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e) The Company has not received any notice from any insurance company that has issued a policy with respect to the properties subject to the Real Property Leases requiring performance of any structural or other repairs or alterations to any such property.

(f) The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

 5.13 Tangible Personal Property.

(a) The Company has good and marketable title to all of the items of tangible personal property reflected on the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business), free and clear of any and all Liens, other than the Permitted Exceptions. Schedule 5.13(a)  sets forth an accurate and complete list of all fixed assets of the Company. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b)  All leases of personal property (“Personal Property Leases”) relating to personal property used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company are bound are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Shareholder has delivered or otherwise made available to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) The Company has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Personal Property Leases is in full force and effect. There is no default under any Personal Property Lease by the Company or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Personal Property Leases has exercised any termination rights with respect thereto.

 5.14 Intellectual Property

(a) Schedule 5.14(a) sets forth an accurate and complete list of all Intellectual Property, including Patents, registered Marks, pending applications for registrations of any Marks and unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights, Software and Technology, owned, filed, practiced or used by the Company.  Schedule 5.14(a)(i)  lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.

(b) Except as disclosed in Schedule 5.14(b)(i), the Company is the sole and exclusive owner of all right, title and interest in and to all of the Intellectual Property, including Patents, the Marks, each of the registered Copyrights and pending applications filed by the Company therefor, the Software and Technology, and each of the other Copyrights in any works of authorship prepared by or for the Company that resulted from or arose out of any work performed by or on behalf of the Company or by any employee, officer, consultant or contractor of any of them. The Company is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all other Intellectual Property used, sold or licensed by the Company in their businesses as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others.

(c) The Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company, the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Products or Technology in connection with the business as presently and as currently proposed to be conducted, and the Company’s present and currently proposed business practices and methods do not constitute an unauthorized use or misappropriation of any patent, copyright, trade secret or other similar right, of any Person and, do not infringe, constitute an unauthorized use of, or violate any other right of any Person (including, without limitation, pursuant to any non-disclosure agreements or obligations to which the Company or any of their present or former employees is a party). The Intellectual Property owned, used or practiced by, or licensed to, the Company includes all of the intellectual property rights necessary to enable the Company to conduct their businesses in the manner in which such business is currently being conducted and, as currently proposed to be conducted.

(d) Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Intellectual Property Licenses listed in Schedule 5.14(d) , the Company is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other third party, with respect to the use thereof or in connection with the conduct of the business of the Company as currently conducted or proposed to be conducted. Except as disclosed in Schedule 5.14(d) , none of the Software or Technology owned, used, practiced or otherwise exploited by the Company includes any open source software or code.

(e) Schedule 5.14(e) sets forth a complete and accurate list of all Contracts to which the Company is a party (i) granting any Intellectual Property Licenses, (ii) containing a covenant not to compete or otherwise limiting its ability to (A) exploit fully any of the Intellectual Property or (B) conduct the business in any market or geographical area or with any Person or (iii) containing an agreement to indemnify any other person against any claim of infringement of Intellectual Property.

(f) Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is not in default under any Intellectual Property License, nor, is any other party to any Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.

(g) No Trade Secret or any other non-public, proprietary information material to the business of the Company as presently conducted has been authorized to be disclosed or, has been actually disclosed by the Shareholder or the Company except to any employee or to any third party pursuant to a non-disclosure agreement restricting the disclosure and use of the Intellectual Property. The Shareholder and the Company have taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Company and any other confidential information, including invention disclosures, not covered by any patents owned or patent applications filed by the Company, which measures are reasonable in the industry in which the Company operate.

(h) As of the date hereof, the Company is not the subject of any pending or, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, or violation by any Person against the Company or challenging the ownership, use, validity or enforceability of, any material Intellectual Property. The Company has not received notice of any such threatened claim and, there are no facts or circumstances that would form the basis for any claim of infringement, unauthorized use, or violation by any Person against the Company, or challenging the ownership, use, validity or enforceability of any material Intellectual Property. All of the Company’s rights in and to material Intellectual Property are valid and enforceable.

(i) No Person is infringing, violating, misusing or misappropriating any material Intellectual Property of the Company, and no such claims have been made against any Person by the Company.

(j) There are no Orders to which the Company is a party or by which the Company is bound which restrict, in any material respect, the rights to use any of the Intellectual Property.

(k) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any of the Intellectual Property.

(l) No present or former employee has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by the Company. No employee, consultant or independent contractor of the Company is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(m) Schedule 5.14(m) sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Company and is material to the operation of the business and (ii) all Software that is used by the Company in the business that is not exclusively owned by the Company, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $2,000.

(n) Domain Names. Schedule 5.14(n) sets forth a complete and accurate list of all domain names owned by the Company (the “ Domain Names ”). All Domain Names are properly registered in the name of the Company, in compliance with all legal requirements, and are freely assignable to Purchaser. No Domain Name has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding and, no such action is threatened with respect to any Domain Name. No Domain Name has been infringed or has been challenged, interfered with or threatened in any way. No Domain Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

 5.15 Material Contracts.

Schedule 5.15 sets forth a complete and accurate list of all Contracts to which the Company is a party or by which it or any of its assets is bound (collectively, the “ Material Contracts ”).

(a) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is not in default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto. The Shareholder has delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

 5.16 Employee Benefits Plans.

(a) Schedule 5.16(a) sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company (the “ Employees ”) (collectively, the “ Company Plans ”), and (ii) all “employee pension plans” (as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Company or any of its Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ ERISA Affiliate ”) or to which the Company or any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “ Title IV Plans ”). Schedule 5.16(a)  sets forth each Company Plan and Title IV Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA (a “ Multiemployer Plan ”)), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b) Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been made available or delivered to Purchaser by the Shareholder, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) written communications to employees relating to the Company Plans; and (vi) written descriptions of all non-written agreements relating to the Company Plans.

(c) The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Federal and state Laws and regulations, and neither the Company nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

 5.17 Employees; Labor.

(a) Schedule 5.17 contains a complete list of all current employees and independent contractors of the Company, listing the title or position held, base salary, any commissions or other compensation paid or payable, all employee benefits received by such employees and any other terms of any oral or written agreement (including a copy of any such written agreement) between the employee or contractor and the Company or any Affiliate thereof.

(b) The Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company. No Employees are represented by any labor organization. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company.

(c) There are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened that could be brought or filed, with any Governmental Body or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company, of any individual. The Company is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. The Company has not classified any individual as an independent contractor who should have been properly classified as an employee of the Company.

 5.18 Litigation.

There is no Legal Proceeding pending (nor has any Legal Proceeding been adjudicated, settled, or otherwise resolved or terminated within 180 days prior to the Closing Date) or, to the Knowledge of the Company, threatened against the Company (or to the Knowledge of the Company, pending or threatened, against any of the officers, directors or employees of the Company with respect to their business activities on behalf of the Company), or to which the Shareholder or the Company is otherwise a party before any Governmental Body; nor to the Knowledge of the Company or the Shareholder is there any reasonable basis for any such Legal Proceeding. The Company is not subject to any Order. The Company is not engaged in any legal action to recover monies due it or for damages sustained by it.

 5.19 Compliance with Laws; Permits.

(a) The Company is in compliance in all material respects with all Laws of any Governmental Body applicable to its business, operations or assets. The Company has not received any notice of or been charged with the violation of any Laws. The Company is not under investigation with respect to the violation of any Laws and to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such violation. The Company is and has been in compliance with all Laws regarding immigration.

(b) Schedule 5.19 contains a list of all Permits which are required for the operation of the business of the Company as presently conducted and as presently intended to be conducted. The Company currently has all Permits which are required for the operation of its business as presently conducted. The Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Permit to which it is a party, to which its business is subject or by which its properties or assets are bound, and to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such default or violation.

 5.20 Environmental Matters.

Except as set forth on Schedule 5.20 hereto:

(a) the operations of the Company are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Company, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b) the Company nor is not the subject of any outstanding written order or Contract with any Governmental Body or person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c) no claim has been made or is pending, or to the Knowledge of the Company, threatened against the Company alleging either or both that the Company may be in violation of any Environmental Law or Environmental Permit, or may have any liability under any Environmental Law;

(d) no facts, circumstances or conditions exist with respect to the Company or any property currently or formerly owned, operated or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring liability under Environmental Laws;

(e) there are no investigations of the business, operations, or currently or, to the Knowledge of the Company, previously owned, operated or leased property of the Company pending or, to the Knowledge of the Company, threatened which could lead to the imposition of any liability under Environmental Law;

(f) the transactions contemplated hereunder do not require the consent of or filings with any Governmental Body with jurisdiction over the Company and environmental matters;

(g) there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iii) asbestos-containing material or (iv) equipment containing polychlorinated biphenyls; and

(h) the Shareholder has provided to Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company.

 5.21 Insurance.

The Company has insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which the Company is a party or by which it is bound. Set forth in Schedule 5.21  is a list of all insurance policies and all fidelity bonds held by or applicable to the Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. Except as set forth on Schedule 5.21 , no event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company during such period. Except as noted on Schedule 5.21 , all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. No event has occurred, including, without limitation, the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

 5.22 Inventories.

(a) The inventories of the Company are in good and marketable condition, and are saleable in the Ordinary Course of Business. The inventories of the Company set forth in the Balance Sheet were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Balance Sheet for obsolete, excess, damaged or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. The inventories of the Company constitute sufficient quantities for the normal operation of business in accordance with past practice.

 5.23 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. Except as set forth in Schedule 5.23 , all accounts and notes receivable of the Company reflected on the Balance Sheets are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. None of the accounts or the notes receivable of the Company (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

(b) All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

 5.24 Related Party Transactions.

(a) Except as set forth in Schedule 5.24, neither the Shareholder nor any relative of the Shareholder, nor any director, officer, employee or Affiliate of the Company (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (B) engaged in a business related to the business of the Company, or (C) a participant in any transaction to which the Company is a party or (ii) is a party to any Contract with the Company.

(b) Each Contract, agreement or arrangement between the Company, on the one hand, and any Affiliate of the Company, or any director, officer or employee of the Company, on the other hand, is on commercially reasonable terms no more favorable to such Affiliate, director, officer or employee than what any third party negotiating on an arms-length basis would expect.

 5.25 Full Disclosure.

This Agreement and the Shareholder Documents and their respective schedules and exhibits delivered by or on behalf of the Company or the Shareholder hereunder and thereunder are true, correct and complete in all material respects. No representation or warranty of the Shareholder contained in this Agreement or in any of the Shareholder Documents and no written statement made by or on behalf of the Company or the Shareholder to Purchaser or any of its Affiliates pursuant to this Agreement or any of the Shareholder Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which the Company or the Shareholder has not disclosed to Purchaser in writing that could reasonably be expected to have a Material Adverse Effect.

 5.26 Financial Advisors.

No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Shareholder or the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Shareholder that:

 6.1 Organization and Good Standing.

Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

 6.2 Authorization of Agreement.

Purchaser has full corporate or other power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “ Purchaser Documents ”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

 6.3 Conflicts; Consents of Third Parties.

(a) Neither of the execution and delivery by Purchaser of this Agreement and of Purchaser Documents, nor the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation or Order of any Governmental Body by which Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

 6.4 Litigation.

There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

 6.5 Investment Intention.

Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “ Securities Act ”) thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Act.

 6.6 Financial Advisors.

No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VII

COVENANTS

 7.1 Consents.

The Shareholder shall use (and shall cause the Company to use) its commercially reasonable best efforts, and Purchaser shall cooperate with the Shareholder, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement.

 7.2 Further Assurances.

Each of the Shareholder and Purchaser shall use its commercially reasonable efforts (i) to cause the Company to take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) to cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

 7.3 Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period of five (5) years from and after the Closing Date, the Shareholder shall not, and shall cause its Affiliates not to, within the Restricted Territory (as defined below), directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, (a) that is engaged in developing, marketing, producing or distributing furniture, or (b) that otherwise competes with the business of the Company as it is currently conducted or is conducted immediately prior to the Closing (a “ Restricted Business ”); provided , however , that the restrictions contained in this Section 7.3(a)  shall not restrict the acquisition by the Shareholder, directly or indirectly, of less than 9% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. For purposes of this Section 7.3, “ Restricted Territory ” means the United States of America and each other geographic area in which the Company has conducted business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b) For a period of five (5) years from and after the Closing Date, the Shareholder shall not, and shall cause its Affiliates not to, directly or indirectly: (i) cause, solicit, induce or encourage any individual who was an employee of the Company at, or at any time prior to, the Closing Date to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any Person that was an actual or prospective client, customer, supplier, or licensor of the Company at, or at any time prior to, the Closing Date, or any other Person who had a material business relationship with the Company at, or at any time prior to, the Closing Date to terminate or modify any such relationship with the Company. The foregoing covenants shall apply to the Shareholder regardless of the extent to which, following the Closing Date, Purchaser combines the Company’s business with Purchaser’s business, or causes Company employees to become employees of Purchaser.

(c) From and after the Closing Date, the Shareholder shall not and shall cause its Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below). The Shareholder shall not have any obligation to keep confidential (or cause the Company or its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided , however , that in the event disclosure is required by applicable Law, the Shareholder shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order. For purposes of this Section 7.3(c) , “ Confidential Information ” shall mean any confidential information with respect to the Company, including, methods of operation, customers, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “ Confidential Information ” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder or (iii) is required by law or legal process to be disclosed, following prior written notice to the Company.

(d) The covenants and undertakings contained in this Section 7.3 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.3  will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.3 . The rights and remedies provided by this Section 7.3  are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity. In the event that Purchaser were to seek damages for any breach of this Section 7.3 , the portion of the consideration delivered to the Shareholder hereunder which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

(e) The parties hereto agree that, if any court or arbitrator of competent jurisdiction in a final nonappealable judgment or decision determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.3  is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

 7.4  Use of Name.

Subject to the terms of the Trademark Transfer Agreement, dated the even date hereof, between Nova Lifestyle, Inc. and St. Joyal, a California corporation, the Shareholder hereby agrees that upon the consummation of the transactions contemplated hereby, Purchaser and the Company shall have the sole right to the use of the names “Diamond Furniture,” “Diamond Sofa,” and Diamond Bar Outdoors, Inc. or similar names and any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “ Company Marks ”). The Shareholder shall not, and shall not permit its Affiliates to, use such names or any variation or simulation thereof or any of the other Company Marks.

 7.5  Transfer of Miscellaneous Assets.

 Shareholder hereby irrevocably transfers any and all assets held in his name that are used in connection with the business of the Company to the Company, including, without limitation the fixed assets set forth on Exhibit B, to the extent that the Company does not hold title to any such asset .  All such assets are free and clear of any Liens and Shareholder holds free and clear title to such assets.

 7.6  Shareholder Release.

The Shareholder hereby releases the Company and its officers and directors from any and all obligations, liabilities, claims, losses, damages, judgments, debts, dues and suits of every kinds, nature and description whatsoever that the Shareholder had, now has or may have against the Company and its officers and directors as of the Closing Date related to the Shareholder’s position as a stockholder of the Company or as an employee, officer or director of the Company. The Shareholder acknowledges and expressly waives any and all rights under California Civil Code Section 1542, which provides that:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor. ”

The Shareholder understands and acknowledges that even if he should eventually suffer additional damage, loss or injury arising out of the facts and circumstances of his status as a shareholder, employee, officer or director of the Company, he will not be able to make any claim for those damages, losses or injuries; and he will not be able to make any claim for any damage, loss or injury which may exist as of the date of this Agreement, but which he may not know or realize to exist and which if known, would materially affect his decision to execute this Agreement, regardless of whether that lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

ARTICLE VIII

INDEMNIFICATION

 8.1 Survival of Representations and Warranties.

The representations and warranties of the parties contained in Articles V and VI of this Agreement shall survive the Closing through and including the twelve-month anniversary of the Closing Date; provided , however , that the representations and warranties of the Shareholder set forth in Sections 5.2 , 5.3 , 5.4 , 5.7, 5.11, 5.14, 5.20, 5.24 and 5.25 the representations and warranties of Purchaser set forth in Sections 6.2, 6.3 and 6.5 shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the “ Survival Period ”); provided further , however , that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 8.3(a)  before the termination of the applicable Survival Period.

 8.2 Indemnification.

(a) Subject to Sections 8.1 and 8.4 hereof, the Shareholder hereby agrees to indemnify and hold Purchaser and the Company and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “ Purchaser Indemnified Parties ”) harmless from and against:

(i) any and all losses, liabilities, obligations, damages, costs and expenses (individually, a “Loss” and, collectively, “ Losses ”) based upon, attributable to or resulting from the failure of any representation or warranty of the Shareholder or the Company set forth in this Agreement or in any of the Shareholder Documents, to be true and correct in all respects at the date hereof and at the Closing Date;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Shareholder under this Agreement or the Shareholder Documents;

(iii) any and all Losses based upon, attributable to or resulting from (a) claims made in pending or future lawsuits, actions, investigations or other legal, governmental or administrative proceedings, (b) claims made by the Shareholder, or (c) actual or alleged violations of Law, breach of contract, employment practices or health and safety matters, in the case of each of clauses (a), (b) and (c), arising out of or relating to events that occurred, conditions that existed, services performed, or the ownership or operation of the Company or any of its Subsidiaries and their respective businesses prior to the Closing Date; and

(iv) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements (collectively, “ Expenses ”) incident to any and all Losses with respect to which indemnification is provided hereunder.

(b) Subject to Sections 8.1 and 8.4, Purchaser hereby agrees to indemnify and hold the Shareholder and its attorneys, representatives, successors and assigns (collectively, the “ Shareholder Indemnified Parties ”) harmless from and against:

(i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of Purchaser set forth in this Agreement or any of Purchaser Documents, to be true and correct at the date hereof and at the Closing Date;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any of Purchaser Documents; and

(iii) any and all Expenses incident to any and all Losses with respect to which indemnification is provided hereunder.

 8.3 Indemnification Procedures.

(a) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any Person in respect of which payment may be sought under Section 8.2  hereof (regardless of the limitations set forth in Section 8.4 ) (“ Indemnification Claim ”), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the indemnified party defends any Indemnification Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Indemnification Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided , however , that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided , further , that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 8.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 8.4 , pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim. If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.

(b) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

(c) The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

 8.4 Limitations on Indemnification for Breaches of Representations and Warranties.

(a) Purchaser Indemnified Parties shall not make a claim against the Shareholder for indemnification under Section 8.2(a) for Losses unless and until the aggregate amount of such Losses exceeds $25,000 (the “ Threshold ”), in which event Purchaser Indemnified Parties may claim indemnification for all Losses, including those below the Threshold. For purposes of calculating the amount of Losses incurred in respect of the Threshold, any materiality or Material Adverse Effect qualifications in the representations and warranties shall be ignored.

(b) Except in the case of fraud or willful misconduct the Shareholder shall not be required to indemnify any Person under Section 8.2(a)  for an aggregate amount of Losses exceeding fifty percent (100%) of the Purchase Price. There shall be no limitation on the indemnification relating to Section 8.5(a) hereof.

(c) The Shareholder shall have no recourse against the Company or its respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Indemnification Claims asserted by Purchaser Indemnified Parties.

 8.5 Tax Matters.

(a) Tax Indemnification. Subject to Section 8.4(b), the Shareholder hereby agrees to be liable for and to indemnify and hold Purchaser Indemnified Parties harmless from and against any and all Losses and Expenses in respect of all Taxes of the Company and its Subsidiaries (or any predecessor thereof) for any taxable period ending on or before the Closing Date.

(b) Filing of Tax Returns; Payment of Taxes.

(i) Prior to the Closing, the Shareholder shall cause the Company to timely file all Tax Returns required to be filed by it when due and Shareholder shall pay or cause to be paid all income taxes shown due thereon. All such Tax Returns shall be prepared in a manner consistent with prior practice. The Shareholder shall cause the Company to provide to Purchaser copies of such completed Tax Returns at least twenty (20) days prior to the due date for filing thereof, along with supporting work papers, for Purchaser’s review and approval. The Shareholder and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.

(ii) Following the Closing, Purchaser shall cause to be timely filed all Tax Returns required to be filed by the Company after the Closing Date and pay or cause to be paid all Taxes shown due thereon.

(iii) Not later than ten (10) days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to cause to be filed, the Shareholder shall pay to Purchaser the amount of Taxes, as reasonably determined by Purchaser, owed by the Shareholder pursuant to the provisions of Section 8.5(a) . No payment pursuant to this Section 8.5(b)(iii)  shall excuse the Shareholder from its indemnification obligations pursuant to Section 8.5(a)  if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the Shareholder’s payment under this Section 8.5(b)(iii) .

(c)  Straddle Period Tax Allocation. The Shareholder and Purchaser will, unless prohibited by applicable Law, close the taxable period of the Company as of the close of business on the Closing Date. If applicable law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “ Straddle Period ”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the Shareholder for the period up to and including the close of business on the Closing Date, and (ii) to Purchaser for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(e) Tax Audits.

(i) If notice of any Legal Proceeding with respect to Taxes of the Company (a “Tax Claim”) shall be received by either party for which the other party may reasonably be expected to be liable pursuant to Section 8.5(a) , the notified party shall notify such other party in writing of such Tax Claim; provided , however , that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under this Section 9.5  except to the extent that the other party is actually and materially prejudiced thereby.

(ii) Purchaser shall have the right, at the expense of the Shareholder to the extent such Tax Claim is subject to indemnification by the Shareholder pursuant to Section 5.5(a)  hereof, to represent the interests of the Company in any Tax Claim; provided , that with respect to a Tax Claim relating exclusively to taxable periods ending on or before the Closing Date, Purchaser shall not settle such claim without the consent of the Shareholder, which consent shall not be unreasonably withheld.

 (f) Transfer Taxes. The Shareholder shall be liable for and shall pay (and shall indemnify and hold harmless Purchaser Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body including any interest and penalties) in connection with the transactions contemplated by this Agreement.

(g) Time Limits. Any claim for indemnity under this Section 8.5 may be made at any time prior to sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

(h) Exclusivity. The indemnification provided for in this Section 8.5 shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 5.11 . In the event of a conflict between the provisions of this Section 8.5 , on the one hand, and the provisions of Sections 8.1  through 8.4 , on the other, the provisions of this Section 8.5  shall control.

 8.6 Tax Treatment of Indemnity Payments.

The Shareholder and Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article IX  (including, without limitation, this Section 8.6 ) is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Expenses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

ARTICLE X

MISCELLANEOUS

 9.1 Expenses.

Except as otherwise provided in this Agreement, the Shareholder and Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

 9.2 Specific Performance.

The Shareholder acknowledges and agrees that the breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Shareholder under this Agreement, including, without limitation, the Shareholder’s obligation to sell the Shares to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

 9.3 Submission to Jurisdiction; Consent to Service of Process; Arbitration.

(a) For purposes of enforcing the rights set forth in this Agreement, the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within New York New York, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

 (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.6 .

 9.4 Entire Agreement; Amendments and Waivers.

This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

 9.5 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws.

 9.6 Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), or (ii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Shareholder, to:	Mr. Jun Zhang 1842 S Marengo Ave. #45. Alhambra , CA 91803

If to Purchaser, to:	Nova Lifestyle, Inc. 6541 E. Washington Blvd. Commerce, CA 90040 Attention: Chief Executive Officer

With a copy to: (Which shall not constitute notice)	Newman & Morrison LLP 44 Wall Street New York, NY Attention: Robert Newman, Esq

 9.7 Severability.

If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

 9.8 Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Shareholder or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided , however , that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the Shares and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the business; provided , however , that any such assignment by Purchaser shall not relieve Purchaser from any liability under this Agreement. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

 9.9 Non-Recourse.

No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Purchaser shall have any liability for any obligations or liabilities of Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

 9.10 Counterparts; Signatures.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement by the parties. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

 9.11 Construction.

Each party acknowledges and agrees that it has reviewed, and has had an opportunity to have reviewed by qualified advisors, including financial, tax and legal advisors, of its own choosing, this Agreement (including all Exhibits and Schedules attached hereto), and it is the parties’ intent that this Agreement and the attachments not be construed against either party as the drafting party, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

 9.12 Attorneys’ Fees.

In the event of any proceeding or arbitration arising out of, or relating to, this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party all of its costs and expenses incurred in connection with such proceeding or arbitration, including court costs and reasonable attorneys’ fees, whether or not such proceeding or arbitration is prosecuted to judgment.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

NOVA LIFESTYLE, INC.

By:	/s/ Ya Ming Wong

Mr. Ya Ming Wong Chief Executive Officer

THE SHAREHOLDER

/s/ Jun Zhang
Mr. Jun Zhang

[Signature Page to Stock Purchase Agreement]